UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 17, 2026

MSP Recovery, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39445	84-4117825
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3525 NW 7th Street
Miami, Florida	33125
(Address of principal executive offices)	(Zip Code)

(305) 614-2222

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	MSPR	OTC Market Group, Inc.

Redeemable warrants, each lot of 4,375 warrants exercisable for one share of Class A common stock at an exercise price of $50,312.50 per share	MSPRW	OTC Market Group, Inc.

Redeemable warrants, each lot of 4,375 warrants exercisable for one share of Class A common stock at an exercise price of $0.4375 per share	MSPRZ	OTC Market Group, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

Hazel Partners Holdings, LLC Funding

On July 17, 2026, MSP Recovery, Inc. (the “Company”), through its subsidiaries, entered into a letter agreement with Hazel Partners Holdings LLC (“Hazel”), in its capacity as administrative agent and lender under the Company’s existing working capital credit facility (the “July 17 Letter Agreement”) to provide $0.07 million to be used primarily for operating expenses.

On July 29, 2026, the Company, through its subsidiaries, entered into a letter agreement with Hazel, in its capacity as administrative agent and lender under the Company’s existing working capital credit facility (the “July 29 Letter Agreement,” and with the July 17 Letter Agreement, the “Hazel Letter Agreements”) to provide $0.05 million to be used primarily for operating expenses.

As previously disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 (the “Q3-2025 Form 10-Q”), the Company is party to a working capital credit facility with Hazel (the “Working Capital Credit Facility”), which includes a discretionary funding mechanism referred to as the Operational Collection Floor. Advances under the Operational Collection Floor are made solely at Hazel’s discretion, are not subject to any commitment or minimum availability, and are conditioned on the satisfaction or waiver of applicable conditions under the governing credit documentation. The Working Capital Credit Facility does not provide the Company with committed liquidity, does not establish a borrowing base, and does not obligate Hazel to fund any amounts.

As of the filing of the Q3-2025 Form 10-Q, the Company disclosed that aggregate advances under the Operational Collection Floor had reached approximately $6.0 million, and that no remaining funding capacity was available under the facility at that time.

Pursuant to the Hazel Letter Agreements, Hazel has agreed, in its sole discretion, to make two, one-time advances of $0.07 million and $0.05 million, respectively, to increase the Operational Collection Floor beyond the previously disclosed level. The advances were funded on July 20, 2026 and July 29, 2026, respectively, subject to the conditions set forth in the Hazel Letter Agreements and the underlying credit agreement, including the absence of any event of default or default at the time of funding.

The Hazel Letter Agreements are standalone accommodations and do not reinstate, replenish, or otherwise reopen availability under the Working Capital Credit Facility or the Operational Collection Floor. Other than these specific advances, no additional funding is currently available to the Company under the Working Capital Credit Facility, and the Company has no rights to, and no reasonable basis to expect, any further advances thereunder. The Hazel Letter Agreements do not modify the discretionary nature of the facility, do not create any commitment for future funding, and do not provide the Company with access to ongoing or recurring liquidity.

The Company cautions that the receipt of funding pursuant to the Hazel Letter Agreements should not be viewed as indicative of Hazel’s willingness to provide future funding, the availability of additional liquidity, or the Company’s ability to meet its operating or debt service obligations beyond the funding of this specific amount.

The foregoing description of the Hazel Letter Agreements does not purport to be complete and is qualified in its entirety by reference to the Hazel Letter Agreements, and a copy of each is filed as an exhibit to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

To the extent required by Item 2.03 of Form 8-K, the information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Amendment No. 3 to Second Amended and Restated Credit Agreement dated October 2, 2024 (incorporated by reference to Exhibit 10.1 to the Form 8-K filed on October 7, 2024)
10.2	Hazel Letter Agreement dated July 17, 2026
10.3	Hazel Letter Agreement dated July 29, 2026
104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSP RECOVERY, INC.

Dated: July 31, 2026

	By:	/s/ Thomas Hawkins
	Name:	Thomas Hawkins
	Title:	Director and Member of the Special Committee

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